Exhibit 99.1

Feb. 9, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160
DCP MIDSTREAM PARTNERS REPORTS FOURTH QUARTER 2005 RESULTS AND ANNOUNCES NEW PIPELINE PROJECT
DENVER — DCP Midstream Partners, LP (NYSE: DPM) today reported results of operations for the fourth quarter and year ended Dec. 31, 2005. On Dec. 7, 2005, DCP Midstream Partners, LP (the “Partnership”) completed its initial public offering of common units. Earnings for periods prior to the date of the initial public offering are attributable to DCP Midstream Partners Predecessor, which consists of various subsidiaries and assets of Duke Energy Field Services, LLC, the owner of the Partnership’s general partner.
For the three months ended Dec. 31, 2005, the Partnership reported net income of $19.6 million compared to net income of $6.5 million for the fourth quarter 2004. For the year ended Dec. 31, 2005, the Partnership reported net income of $38.0 million, compared to net income of $20.4 million for the year ended Dec. 31, 2004.
The Partnership’s distributable cash flow for the fourth quarter 2005 was $22.2 million, compared to $8.4 million for the fourth quarter 2004. For the year ended Dec. 31, 2005, distributable cash flow was $46.0 million, compared to $30.5 million in the prior year. On Jan. 25, 2006, the board of directors of DCP Midstream Partners’ general partner declared a prorated quarterly distribution of $0.095 per limited partner unit for the period from the close of the initial public offering Dec. 7, 2005, through Dec. 31, 2005.
“We are very pleased with the launch of DCP Midstream Partners,” said Mike Bradley, president and chief executive officer. “Our assets are well-positioned in
-more-

the markets they serve as indicated by the strong performance in the fourth quarter and for the year.”
DCP Midstream Partners reported EBITDA of $22.8 million for the fourth quarter 2005, compared to $9.7 million in the corresponding 2004 period. This strong performance was driven primarily by the positive impact of higher commodity prices on our percentage of proceeds processing agreements and by marketing activity and increased throughput in our Natural Gas Services segment. Operating and maintenance expense decreased in the fourth quarter 2005 as compared to the fourth quarter of 2004 primarily due to overhaul and plant turnaround costs that were incurred at the Minden plant in our Natural Gas Services segment in the fourth quarter of 2004 that were non-recurring in 2005. General and administrative expenses increased in the fourth quarter 2005 as compared to the fourth quarter of 2004 due primarily to public company offering costs of $1.3 million.
For the year ended Dec. 31, 2005, the Partnership’s EBITDA increased to $50.0 million from $33.0 million for the year ended Dec. 31, 2004. This $17.0 million increase is attributable to higher commodity prices, improved gas marketing performance and increased throughput in our Natural Gas Services segment, and increased volumes in our NGL Logistics segment, offset partially by operational disruptions from Hurricane Rita. General and administrative expenses increased in 2005 due primarily to public offering costs of approximately $4.0 million. In 2004 we recorded an impairment of $4.4 million associated with our equity investment in Black Lake Pipe Line Company.
As of Jan. 1, 2006, the Partnership has hedged approximately 80% of its projected natural gas, natural gas liquids and condensate commodity price exposure through Dec. 31, 2010. As a result, changes in commodity prices will have a less significant impact on the earnings and cash flows of the Partnership in future periods.
-more-

During the fourth quarter of 2005, the Partnership was able to benefit from marketing activities and increased throughput related to atypical and significant differences in natural gas prices at various receipt and delivery points on our PELICO intrastate pipeline system.
Net interest expense, which represents interest expense less interest income, was $0.3 million in the fourth quarter 2005 and for the year ended Dec. 31, 2005, due to interest on borrowings of $210.1 million under DCP Midstream Partners’ $350 million credit facility on Dec. 7, 2005, as part of the closing of our initial public offering.
Distributable cash flow, EBITDA, gross margin and segment gross margin are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.”
NEW NGL PIPELINE PROJECT
DCP Midstream Partners announced today its plans to construct a new 37 mile NGL pipeline to connect a Duke Energy Field Services gas processing plant to the Seabreeze Pipeline for a cost of approximately $12 million. The project is estimated to be completed during the fourth quarter of 2006 and is supported by a 10-year NGL product dedication by Duke Energy Field Services, the owner of the general partner of DCP Midstream Partners. Volumes from Duke Energy Field Services are estimated to be approximately 5,300 barrels per day.
OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services- — Gross margin increased $13.3 million to $27.6 million for the three months ended December 31, 2005, from $14.3 million in the same period of 2004. The Partnership benefited $10.8 million from marketing activity and increased throughput across the PELICO intrastate pipeline system, $3.0
-more-

million due to higher commodity prices on our percentage of proceeds processing agreements, and $1.0 million from higher volumes through our Minden processing plant and gathering system and transport volumes on the PELICO system. These increases were partially offset by $1.5 million due primarily to decreased NGL recoveries at the Minden processing plant.
For the year ended Dec. 31, 2005, gross margin increased to $71.4 million, compared with $53.6 million for the corresponding 2004 period. Higher commodity prices accounted for $8.7 million of this $17.8 million increase. The Partnership also benefited $9.3 million from marketing performance and increased throughput across the PELICO intrastate pipeline system and $2.7 million from higher volumes through our Ada processing plant and gathering system and transport volumes on the PELICO system. These increases were partially offset by $2.9 million due primarily to decreased NGL recoveries at the Minden processing plant and a decrease in non-trading derivative activity.
NGL Logistics - — Gross margin increased $0.3 million to $1.1 million for the three months ended December 31, 2005, from $0.8 million in the same period of 2004. This increase is primarily due to increased volumes on the Seabreeze pipeline.
For the year ended Dec. 31, 2005, gross margin increased $0.5 million to $3.8 million, compared with $3.3 million for the corresponding 2004 period. This increase was driven by increased volumes on the Seabreeze pipeline.
EARNINGS CALL
DCP Midstream Partners will hold its quarterly conference call to discuss fourth quarter results today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The dial-in number for the call is 800-510-0178 in the United States or 617-614-3450 outside the United States, pass code 80138849. A live webcast of the call can
-more-

be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay for 7 days by dialing 888-286-8010, pass code 45430916. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations.
We define EBITDA as net income plus net interest expense and depreciation and amortization expense EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.
-more-

EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:
•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define gross margin as total operating revenues less purchases of natural gas and natural gas liquids, and we define segment gross margin for each segment as total operating revenues for that segment less purchases of natural gas and natural gas liquids for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations. Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.
We define distributable cash flow as EBITDA, less net interest expense, earnings from equity method investment, and maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as
-more-

investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and transports and markets natural gas liquids. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, a joint venture between Duke Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.
This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual
-more-

results and outcomes may differ materially from what is expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.
-more-

Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	($ in millions)
Sales of natural gas, NGLs and condensate	$268.1	$135.3	$762.3	$489.7
Transportation and processing	6.2	4.9	22.9	19.9
Losses from non-trading derivative activity	(0.7)	—	(0.7)	(0.1)

Total operating revenues	273.6	140.2	784.5	509.5
Purchases of natural gas and NGLs	244.9	125.1	709.3	452.6

Gross margin	28.7	15.1	75.2	56.9
Operating and maintenance expense	2.7	3.9	14.2	13.6
General and administrative expense	3.2	1.7	11.4	6.5
Earnings from equity method investment	—	0.2	0.4	0.6
Impairment of equity method investment	—	—	—	4.4

EBITDA	22.8	9.7	50.0	33.0
Depreciation and amortization expense	2.9	3.2	11.7	12.6
Interest income	(0.5)	—	(0.5)	—
Interest expense	0.8	—	0.8	—

Net income	$19.6	$6.5	$38.0	$20.4

-more-

Segment Financial and Operating Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	($ in millions)
Natural Gas Services Segment
Financial Data
Segment gross margin	$27.6	$14.3	$71.4	$53.6
Operating data
Natural gas throughput (MMcf/d)	400	317	356	328
NGL gross production (Bbls/d)	3,734	4,816	4,543	4,690

NGL Logistics Segment
Financial data
Segment gross margin	$1.1	$0.8	$3.8	$3.3
Operating data
Seabreeze throughput (Bbls/d)	17,176	15,147	15,797	14,966
Black Lake throughput (Bbls/d)	4,097	5,200	4,768	5,256
-more-

Reconciliation of Non-GAAP Measures

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	($ in millions)
Reconciliation of gross margin to operating income
Operating income	$19.9	$6.3	$37.9	$24.2
Add:
Operating and maintenance expense	2.7	3.9	14.2	13.6
Depreciation and amortization expense	2.9	3.2	11.7	12.6
General and administrative expense	3.2	1.7	11.4	6.5

Gross margin	$28.7	$15.1	$75.2	$56.9

Reconciliation of segment gross margin to segment net income
Natural gas services segment
Net income	$22.4	$7.4	$46.6	$28.5
Add:
Depreciation and amortization expense	2.5	3.0	10.8	11.7
Operating and maintenance expense	2.7	3.9	14.0	13.4

Segment gross margin	$27.6	$14.3	$71.4	$53.6

NGL logistics segment
Net income (loss)	$0.7	$0.8	$3.1	$(1.6)
Add:
Depreciation and amortization expense	0.4	0.2	0.9	0.9
Operating and maintenance expense	—	—	0.2	0.2
Impairment of equity method investment	—	—	—	4.4
Less: Earnings from equity method investment	—	0.2	0.4	0.6

Segment gross margin	$1.1	$0.8	$3.8	$3.3

-more-

Reconciliation of Non-GAAP Measures (cont.)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	($ in millions)
Reconciliation of Net income to EBITDA, Distributable cash flow and Cash provided by (used in) operating activities
Net income	$19.6	$6.5	$38.0	$20.4
Adjustments to derive Distributable Cash Flow:
Interest expense, net	0.3	—	0.3	—
Depreciation and amortization	2.9	3.2	11.7	12.6

EBITDA	22.8	9.7	50.0	33.0
Interest expense, net	(0.3)	—	(0.3)	—
Earnings from equity method investment	—	(0.2)	(0.4)	(0.6)
Maintenance capital expenditures	(0.3)	(1.1)	(3.3)	(1.9)

Distributable cash flow	22.2	8.4	46.0	30.5
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating Activities:
Maintenance capital expenditures	0.3	1.1	3.3	1.9
Earnings from equity method investment	—	0.2	0.4	0.6
Net changes in working capital accounts, including net changes in price risk management assets and liabilities	45.5	(10.2)	26.2	(11.2)
Non-cash impairment of equity method investment	—	—	—	4.4
Other, including changes in noncurrent assets and liabilities	(0.3)	(0.2)	(0.4)	(0.6)

Cash provided by (used in) operating activities	$67.7	$(0.7)	$75.5	$25.6

Cash used in investing activities	$(102.4)	$(2.2)	$(107.0)	$(2.5)

Cash provided by (used in) financing activities	$76.9	$2.9	$73.7	$(23.1)

###